UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2015, Omeros Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”) relating to the public offer and sale of (i) 2,995,506 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at a price to the public of $20.03 per share and (ii) pre-funded warrants to purchase up to 749,250 shares of Common Stock (the “Pre-Funded Warrants,” and together with the Common Stock, the “Securities”), at a price to the public of $20.02 per Pre-Funded Warrant. The Company also granted the Underwriters a 30-day option to purchase up to an additional 449,325 shares of the Common Stock to cover overallotments (the “Optional Shares”), which the Underwriters have exercised in full. The net proceeds to the Company from the sale of the Securities, after deducting the underwriting discount and other estimated offering expenses payable by the Company, are expected to be approximately $79.1 million. The offering is expected to close on February 3, 2015, subject to the satisfaction of customary closing conditions.

The Pre-Funded Warrants will have an exercise price of $0.01 per share, which is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s Common Stock and also upon any distributions of assets to the Company’s stockholders. Each Pre-Funded Warrant will be exercisable upon issuance and will expire on February 3, 2022. The Pre-Funded Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the Pre-Funded Warrants may increase or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such transaction. The Pre-Funded Warrants do not contain voting rights or any of the other rights or privileges as a holder of Common Stock.

The Securities (as well as the shares of Common Stock underlying the Pre-Funded Warrants and the Optional Shares) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-201581), which became automatically effective when filed with the U.S. Securities and Exchange Commission on January 16, 2015. The Securities are being offered and sold pursuant to a prospectus dated January 16, 2015, as supplemented by a preliminary prospectus supplement that was filed with the U.S. Securities and Exchange Commission on January 28, 2015 and a final prospectus supplement that was filed with the U.S. Securities and Exchange Commission on January 30, 2015.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, and termination provisions.

The Underwriting Agreement contains representations, warranties and covenants that were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Underwriting Agreement is not intended to provide any other factual information about the Company.

Certain of the Underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees.

The foregoing is a brief description of the material terms of the Underwriting Agreement and the Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement and the Warrant that are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K.

The legal opinions of Mark A. Metcalf, Associate General Counsel of the Company, and Covington & Burling LLP, relating to the Securities being offered are filed as Exhibits 5.1 and 5.2, respectively, to this Current Report on Form 8-K.

Item 8.01 Other Events.

On January 29, 2015, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated January 28, 2015, among Omeros Corporation and Cowen and Company, LLC, as representative of the Underwriters

4.1	Form of Omeros Corporation Warrant to Purchase Common Stock (included in Exhibit 1.1, as Exhibit VI thereto)

5.1	Opinion of Mark A. Metcalf, Associate General Counsel of Omeros Corporation

5.2	Opinion of Covington & Burling LLP

23.1	Consent of Mark A. Metcalf, Associate General Counsel of Omeros Corporation (included in Exhibit 5.1)

23.2	Consent of Covington & Burling LLP (included in Exhibit 5.2)

99.1	Press release, dated January 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

Date: February 2, 2015

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated January 28, 2015, among Omeros Corporation and Cowen and Company, LLC, as representative of the Underwriters

4.1	Form of Omeros Corporation Warrant to Purchase Common Stock (included in Exhibit 1.1, as Exhibit VI thereto)

5.1	Opinion of Mark A. Metcalf, Associate General Counsel of Omeros Corporation

5.2	Opinion of Covington & Burling LLP

23.1	Consent of Mark A. Metcalf, Associate General Counsel of Omeros Corporation (included in Exhibit 5.1)

23.2	Consent of Covington & Burling LLP (included in Exhibit 5.2)

99.1	Press release dated January 29, 2015